EXHIBIT 10.1

2011 DECLARATION OF AMENDMENT TO
2009 STOCK INCENTIVE PLAN

THIS 2011 DECLARATION OF AMENDMENT, is made effective as of the 3rd day of February, 2011, by TRANSCEND SERVICES, INC. (the “Corporation”), to the Corporation's 2009 Stock Incentive Plan (the “Plan”).
R E C I T A L S:
WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend certain provisions of the Plan to (i) increase the number of authorized shares of the Corporation's common stock (the “Common Stock”) available for grant under the Plan (including the number of shares of Common Stock which may be issuable pursuant to the grant of incentive stock options); (ii) clarify the grant date of a Stock Incentive under the Plan; and (iii) require stockholder approval of certain actions that would constitute a repricing of Stock Incentives under the Plan; and

WHEREAS, the Corporation desires to evidence such amendments by this Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that, effective as of February 3, 2011, the Plan shall be and hereby is amended as follows; provided, however, that the amendments to Sections 3.1(a), 7.1(a), 7.2(j) and 12 described in Sections 1, 2, 4 and 5 herein shall be subject to stockholder approval:

1.    Amendment to Section 3.1(a). Section 3.1(a) (“Maximum Aggregate Shares Issuable Pursuant to Stock Incentives”) of the Plan is hereby amended by deleting Section 3.1(a) in its entirety and substituting the following in lieu thereof, with the remainder of Section 3.1 being unchanged:

“(a) Nine Hundred Thousand (900,000), plus,”

2.    Amendment to Section 7.1(a). Section 7.1(a) (“Grants of Stock Incentives”) of the Plan is hereby amended by deleting Section 7.1(a) in its entirety and substituting the following in lieu thereof:

“(a) Grants of Stock Incentives. The Board, in its absolute discretion, shall grant Stock Incentives under this Plan from time to time and shall have the right to grant new Stock Incentives in exchange for outstanding Stock Incentives, subject to the terms of Section 12 hereof. Stock Incentives shall be granted to Eligible Recipients selected by the Board, and the Board shall be under no obligation whatsoever to grant any Stock Incentives, or to grant Stock Incentives to all Eligible Recipients, or to grant all Stock Incentives subject to the same terms and conditions.”

3.    Amendment to Section 7.1(d). Section 7.1(d) (“Date of Grant”) of the Plan is hereby amended by deleting Section 7.1(d) in its entirety and substituting the following in lieu thereof:

“(d)    Date of Grant. A Stock Incentive shall be considered to be granted on the date that the Board acts to grant the Stock Incentive or on such other date as may be established by the Board in accordance with applicable laws.”

4.    Amendment to Section 7.2(j). Section 7.2(j) (“Potential Repricing of Stock Options”) of the Plan is hereby deleted in its entirety, with the remainder of Section 7.2 being unchanged.

5.    Amendment to Section 12. Section 12 (“Amendment or Termination”) of the Plan is hereby amended by deleting Section 12 in its entirety and substituting the following in lieu thereof:

“Amendment or Termination. This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the stockholders of the Company (a) to increase the number of Shares reserved under Section 3, except as set forth in Section 10, (b) to extend the maximum life of the Plan under Section 9 or the maximum exercise period under Section 7, (c) to decrease the minimum Exercise Price under Section 7, or (d) to change the designation of Eligible Recipients eligible for Stock Incentives under Section 6. In addition, except for adjustments made pursuant to Section 10, the terms of outstanding Stock Incentives may not be amended to reduce the Exercise Price of outstanding Options or SARs or cancel outstanding Options or SARs at a time when the Exercise Price of the Option or SAR, as the case may be, is less than the Fair Market Value of the Common Stock, in exchange for cash, other awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs (as the case may be), without stockholder approval. Stockholder approval of other material amendments (such as an expansion of the types of awards available under the Plan, an extension of the term of the Plan or a change to the method of determining the Exercise Price of Options issued under the Plan) may also be required pursuant to rules promulgated by an established stock exchange or a national market system if the Company is, or becomes, listed or traded on any such established stock exchange or national market system, or for the Plan to continue to be able to issue Stock Incentives which meet the Performance-Based Exception. The Board also may suspend the granting of Stock Incentives under this Plan at any time and may terminate this Plan at any time. The Company shall have the right to modify, amend or cancel any Stock Incentive after it has been granted if (a) the modification, amendment or cancellation does not diminish the rights or benefits of the Stock Incentive recipient under the Stock Incentive (provided, however, that a modification, amendment or cancellation that results solely in a change in the tax consequences with respect to a Stock Incentive shall not be deemed as a diminishment of rights or benefits of such Stock Incentive), (b) the Participant consents in writing to such modification, amendment or cancellation, (c) there is a dissolution or liquidation of the Company, (d) this Plan and/or the Stock Incentive Agreement expressly provides for such modification, amendment or cancellation, or (e) the Company would otherwise have the right to make such modification, amendment or cancellation by applicable law. (See also Section 4 for a special provision providing for automatic termination of this Plan in certain circumstances.)”
6.    Continued Effect. Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Transcend Services, Inc. effective as of the day and year first above written.

TRANSCEND SERVICES, INC.
By: ___/s/ Larry G. Gerdes
Larry G. Gerdes
Chief Executive Officer
ATTEST:
__/s/ Lance B. Cornell
Secretary

[Corporate Seal]